
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1997
<PERIOD-END>                                         MAR-31-1997
<CASH>                                               379,614
<SECURITIES>                                         331,319
<RECEIVABLES>                                        193,276<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               17,884,234
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       43,791,590<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           27,344,493
<TOTAL-LIABILITY-AND-EQUITY>                         43,791,590<F4>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,119,597<F5>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     5,146,620<F6>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   532,518
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      (51,595)
<CHANGES>                                            000
<NET-INCOME>                                         (7,208,441)<F7>
<EPS-PRIMARY>                                        $(71.36)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts receivable $175,669, Interest receivable
$17,607
<F2>Included in total assets: Prepaid expenses $40,019, Tenant security deposits
$66,439, Other assets $130,130, Investments in Local Limited Partnerships $23,983,675, Replacement reserves $210,045, Deferred escrow $337,500, Deferred expenses, net $235,339 <F4>Included in Total Liabilities and equity: Accounts payable to affiliates $1,193,182, Accounts payable and accrued expenses $611,515, Interest payable $377,295, Note payable- affiliate $514,968, Security deposits payable $82,054, Due to affiliate $323,046, Deferred acquisition fees payable $337,500, General Partner Advances $200,000, Mortgage notes payable $11,754,415, Minority interest in Local Limited Partnerships $1,053,122.
<F5>Included in Total revenue:  Rental  $1,764,258,  Investment  $82,660,  Other
$272,679. <F6>Included in Other Expenses: Asset Management fees $450,678, General and Administrative $611,810, Bad debt expense $8,665, Property Management fees $150,304, Rental operations, exclusive of depreciation $1,387,909, Depreciation $605,671, Amortization $182,875 and provision for valuation of real estate $1,748,708. <F7>Included in Net loss: equity in losses of Local Limited Partnerships $3,624,984, minority interest in loss of Local Limited Partnerships $27,679.

